Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline Announces

Two-for-One Unit Split

HOUSTON – August 16, 2012 – Plains All American Pipeline, L.P. (NYSE:PAA) today announced that the board of directors of its general partner has approved a two-for-one split of the Partnership’s common units.

“Since its initial public offering in November 1998, PAA has generated a compounded annual total return for its unitholders, including the reinvestment of distributions, of over 19% per year, which has been driven by a 137% increase in our distribution per common unit and an approximate 330% increase in the value of our common units,” said Greg L. Armstrong, Chairman and Chief Executive Officer of PAA. “We look forward to continuing to deliver solid operating and financial results and to grow PAA. We believe this unit split, the first in our history, will make PAA’s common units more accessible to a broader base of potential investors and enhance liquidity for all unitholders.”

The two-for-one unit split will be effected on October 1, 2012, by a distribution of one additional common unit for each common unit outstanding and held by unitholders of record at the close of business on September 17, 2012. As of August 15, 2012, PAA had 163,956,898 common units outstanding.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA owns and operates natural gas storage facilities. PAA is headquartered in Houston, Texas.

Contact:	Roy I. Lamoreaux
Director, Investor Relations
713/646-4222 – 800/564-3036

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